Exhibit 10.1

Anchor BanCorp Wisconsin Inc.
25 West Main Street
Madison, Wisconsin 53703

September 25, 2013

Re:	Notes Purchase Agreement

Dear Purchaser:

Reference is made to the Purchase Agreement, dated as of August 12, 2013 (as amended by the Joinder Agreement, dated as of August 27, 2013, the “Notes Purchase Agreement”), by and among Anchor BanCorp Wisconsin Inc. (the “Company”) and the purchasers party thereto (each, a “Purchaser” and, collectively, the “Purchasers”), for the contemplated offer and sale of up to $30,000,000 aggregate principal amount of the Company’s Senior Notes due 2018.  Defined terms used but not defined in this letter agreement have the meanings given to them in the Notes Purchase Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Company and the Purchasers hereby agree as follows:

1.           Effective as of the date hereof (the “Termination Date”): (a) the Notes Purchase Agreement is hereby terminated in its entirety and shall be of no further force and effect, all obligations of the parties thereunder shall be fully satisfied and discharged and, notwithstanding, without limitation, Sections 8 and 9 of the Notes Purchase Agreement, no section of the Notes Purchase Agreement shall survive the Termination Date; (b) the Company and its Affiliates hereby release, and covenant not to bring any suit, claim or proceeding against any Purchaser or any of its officers, directors, partners, employees and agents or any of its or their respective Affiliates with respect to the Notes Purchase Agreement; and (c) each Purchaser and its respective Affiliates hereby release, and covenant not to bring any suit, claim or proceeding against the Company or any of its officers, directors, partners, employees and agents or any of its or their respective Affiliates with respect to the Notes Purchase Agreement, including for any unpaid fees or expenses (other than the termination fee described in Section 2 below).

2.           On the Closing Date under the Stock Purchase Agreements, the Company shall pay to each Purchaser a termination fee, by wire transfer of immediately available funds in accordance with instructions delivered in writing to the Company by such Purchaser, equal to one percent (1.00%) of the aggregate principal amount of the Notes committed to be purchased by such Purchaser pursuant to the Notes Purchase Agreement, as set forth on the signature pages hereto under such Purchaser’s name.

3.           This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Company and Purchaser hereby expressly and irrevocably (i) submits to the non-exclusive jurisdiction of the federal courts sitting in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement, and (ii) waives (a) its right to a trial by jury in any legal action or proceeding relating to this Letter Agreement or any course of conduct, course of dealing, statements (whether verbal or written) or actions of the Purchaser and for any counterclaim related to any of the foregoing and (b) any obligation which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

4.           For the convenience of the parties hereto, this Letter Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Letter Agreement may be delivered by facsimile transmission or by e-mail delivery of a .PDF data file and such signatures will be deemed as sufficient as if actual signature pages had been delivered.

*           *           *

Please confirm that the foregoing correctly sets forth the agreement between the Company and the Purchaser.

ANCHOR BANCORP WISCONSIN INC.

By:
Name:	Mark D. Timmerman
Title:	Executive Vice President, Secretary and General Counsel

Accepted and Agreed to as of the date set forth above:

Name: [PURCHASER]	Address:

By:
Name:
Title:

Principal Commitment:	Termination Fee: